Exhibit 10.77
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT to the Employment Agreement by and between MedCath Corporation (the “Company”) and Phil Mazzuca (“Executive”) (the “Second Amendment”) is effective as of the 12th day of February, 2007.
RECITALS:
     WHEREAS, Company and Executive entered into an Employment Agreement dated March 27, 2006, as amended by First Amendment to Employment Agreement dated September 1, 2006 (the “Agreement”);
     WHEREAS, Executive has been employed by Company prior to the date hereof;
     WHEREAS, Company and Executive desire to continue Executive’s employment in accordance with the terms of Executive’s Employment Agreement and in accordance with the terms of this Second Amendment;
     WHEREAS, Company has offered Employee an opportunity to cash-out his/her accrued but unused paid days off (as of December 31, 2006) on certain terms in exception of Company policy; and
     WHEREAS, the parties now wish to amend the Agreement on the terms set forth below:
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Company and Executive agree to amend the Agreement on the following terms:

     1. Section 6.1(a)(ii) of the Agreement (Termination By Company Without Cause or By Executive for Good Reason) shall be deleted in its entirety and replaced with the following:
          (ii) a cash lump sum payment in respect of (x) compensation earned but not yet paid (including any awarded but deferred Bonus payments) (the “Compensation Payment”) and (y) reasonable expenses incurred under Section 5 but not yet reimbursed (the “Expense Payment”); and
     2. The last sentence in Section 6.1(b) of the Agreement (Termination By Company Without Cause or By Executive for Good Reason) shall be deleted in its entirety and replaced with the following:
The Compensation Payment and the Expense Payment shall be paid by the Company to Executive in a cash lump sum payment within 30 days after the date of termination.
     3. Section 6.2(iii) of the Agreement (Permanent Disability) shall be deleted in its entirety and replaced with the following:
          (iii) the Compensation Payment and the Expense Payment; and
     4. Section 6.3(iii) of the Agreement (Death) shall be deleted in its entirety and replaced with the following:
          (iii) the Compensation Payment and the Expense Payment; and
     5. The second sentence in Section 6.4(a) of the Agreement (Termination By Company for Cause or By Executive without Good Reason) shall be deleted in its entirety and replaced with the following:
In the event that Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, notwithstanding any other provision in the Agreement, Executive shall be entitled only to the Compensation Payment and the Expense Payment, and shall not be entitled to any further compensation or benefits hereunder including, without limitation, the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs.
     6. Capitalized terms not defined in this Second Amendment shall have the meaning assigned to them in the Agreement.
     7. Except as specifically set forth in this Second Amendment, the terms and conditions of the Agreement shall remain in full force and effect.
     8. In the event of any conflict between the terms of this Second Amendment and terms of the Agreement, the terms of this Second Amendment shall control.
     IN WITNESS WHEREOF, the parties have executed this Second Amendment on the day first written above.

MEDCATH CORPORATION

By:	/s/ O. Edwin French

Name: O. EDWIN FRENCH
Title: PRESIDENT AND CHIEF

EXECUTIVE OFFICER

PHIL MAZZUCA

/s/ Phillip J. Mazzuca